Exhibit 99.1

For Immediate Release

Contact:	Alex Lombardo or Nikki Sacks	Steve Shattuck
	Investors	Media
	(608) 662-4791	(608) 662-4731

Great Wolf Resorts Reports 2010 Fourth Quarter Results

~ Delivers Record Results in 2010 ~
~ Highest EBITDA, Rooms Sold and Guests Entertained ~

MADISON, Wis., February 23, 2011—Great Wolf Resorts, Inc. (NASDAQ: WOLF), North America’s leading family of indoor waterpark resorts, reported results today for the fourth quarter ended December 31, 2010.

Fourth Quarter 2010 Highlights

●	Adjusted EBITDA increased 28.2 percent to $11.2 million from the prior year quarter.

●	Same store revenue per available room (RevPAR) increased 10.8 percent.

●	Same store average daily rate (ADR) increased by 4.1 percent.

●	Same store occupancy increased by 300 basis points.

For the fourth quarter ended December 31, 2010, the Company reported a net loss of $(29.2) million, or $(0.94) per diluted share, compared to a net loss $(10.2) million, or $(0.33) per diluted share for the same period a year earlier.  The 2010 fourth quarter results include year over year growth in revenues and improvements in operating margins, offset by a non-cash $18.7 million impairment charge related to the carrying values of the Company’s Traverse City and Kansas City properties.

“In 2010 we delivered record results - selling almost 1 million rooms, entertaining roughly 4 million guests, and producing our highest full-year EBITDA ever,” said Kim Schaefer, chief executive officer. “Our fourth quarter capped this strong year as we not only drove double digit RevPAR growth, but we outperformed a rebounding U.S. hotel industry.  We showed year over year improvement in each of our primary operating statistics – occupancy, average daily rate and guest spending on amenities while at our resorts.  Our repeat guests have remained loyal, and we continued to focus on attracting additional new guests with a refined sales and marketing effort.”

Ms. Schaefer continued, “This momentum has continued into the new year and I am optimistic about our prospects for 2011 as we expect to benefit from an ongoing consumer recovery and our operating efficiencies.  We continue to seek additional growth avenues by further capitalizing on our proprietary amenities and finding license and management opportunities, while maintaining discipline in capital allocation.”

Operating Results

Total revenues increased 13.7 percent to $64.0 million in the fourth quarter of 2010 compared to $56.3 million in the fourth quarter of 2009 as consumer demand continued to pick up.  Adjusted EBITDA increased 28.2 percent in the quarter to $11.2 million compared to $8.8 million in the fourth quarter of 2009.

As a percentage of total revenues, Adjusted EBITDA was 17.6 percent in the 2010 fourth quarter compared to 15.6 percent in the fourth quarter of 2009.  As a percentage of total revenues, resort departmental expenses, property operating costs and SG&A costs combined decreased 122 basis points in the 2010 fourth quarter as compared to the 2009 period.

Brand Results

Same store RevPAR in the fourth quarter of 2010 was up 10.8 percent (10.3 percent increase using constant dollars, which normalizes the foreign currency translation effect on operating statistics of the Company’s Canadian resort).  Same store occupancy was up 300 basis points. In the fourth quarter of 2010, approximately 85 percent of the Company’s system-wide room nights sold were to leisure guests.  Same store ADR increased 4.1 percent (3.7 percent increase using constant dollars) compared to the 2009 quarter.  Total same store revenue per occupied room (Total RevPOR), which includes revenue from rooms, food and beverage, and other amenities, increased 2.9 percent (2.5 percent increase using constant dollars).

Same store RevPAR for Great Wolf’s Generation II resorts, which are generally larger resorts that better represent the Company's current resort development model and contribute about 80 percent of the Company’s Adjusted EBITDA, increased 10.7 percent (10.1 percent increase using constant dollars) in the 2010 fourth quarter versus 2009.  Same store occupancy increased 320 basis points, with a particularly strong increase in group business.  Same store ADR increased 4.1 percent (3.6 percent using constant dollars), while same store Total RevPOR for Generation II resorts increased 2.9 percent (2.3 percent using constant dollars) compared to the 2009 quarter.

The Company’s RevPAR performance has substantially outperformed the overall U.S. hotel industry’s during the recent recession. Due  to  the severe declines in overall U.S. hotel industry RevPAR from late 2008 through early 2010, and Great Wolf’s relative stability during that same period, the Company believes a two-year cumulative change in RevPAR, comparing

2010 to 2008, is a more meaningful comparison than the RevPAR change compared to 2009.  The following table summarizes fourth quarter operating statistics on a two-year basis (comparing 2010 results to 2008 results) for the overall U.S. hotel industry according to Smith Travel Research data and the Company’s resorts (using constant dollars):

	Overall U.S. Hotel Industry	Same Store Great Wolf Lodge Properties – Generation II	Same Store Great Wolf Lodge Properties – All
Occupancy	40 bps	380 bps	260 bps
ADR	(5.0)%	0.5%	1.9%
RevPAR	(4.2)%	7.6%	7.3%

Balance Sheet and Liquidity

The Company has no debt maturities until 2012 and no significant long-term capital commitments for construction or development of new properties.  Over the near term, the Company intends to utilize the substantial portion of its free cash flow to manage its balance sheet leverage.

As of December 31, 2010, the Company had:

Unrestricted cash and cash equivalents: $37.0 million
Total debt: $552.3 million
Total secured debt: $471.8 million
Total unsecured debt: $80.5 million
Weighted average cost of total debt: 8.4 percent
Weighted average debt maturity: 6.9 years

Outlook and Guidance

The Company is introducing the following outlook and earnings guidance for the first quarter and full year 2011.  The outlook and earnings guidance information is based on the Company’s current assessment of business conditions, including a forecast of consumer demand and discretionary spending trends.  The Company may update any portion of its business outlook at any time as conditions dictate:

(amounts in millions, except per share data)	Q1 2011		Full year 2011
	Low	High	Low	High
Net income (loss)	$(10.4)	$(8.4)	$(36.3)	$(31.3)
Net income (loss) per diluted share	$(0.33)	$(0.27)	$(1.13)	$(0.98)
Adjusted EBITDA (a)	$16.0	$18.0	$71.0	$76.0

(a)	For reconciliations of net income (loss) to Adjusted EBITDA, see tables accompanying this press release.

The forecast above assumes first quarter 2011 same store RevPAR growth in the range of approximately 1 percent to 3 percent in constant dollars versus first quarter 2010 and full year 2011 same store RevPAR growth in the range of approximately 2 percent to 6 percent.

Adjusted EBITDA is a non-GAAP financial measure.  See the discussion below in the “Non-GAAP Financial Measure” section of this press release.  A reconciliation of net income (loss) to Adjusted EBITDA is provided in the tables of this press release.

Conference Call

Great Wolf Resorts will hold a 2010 fourth quarter results conference call today at 9:00 a.m. ET, hosted by Chief Executive Officer Kim Schaefer and Chief Financial Officer Jim Calder.  Stockholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto the Company’s Corporate Web site at, http://corp.greatwolfresorts.com, then going to the “Investor Relations” tab.  Interested parties may also call 1-877-407-9039, or for international callers 1-201-689-8470.  A recording of the call will be available by telephone until midnight on March 2, 2011 by dialing 1-877-870-5176, or for international callers 1-858-384-5517, and using the conference ID 366163.

Non-GAAP Financial Measure

Included in this press release is Adjusted EBITDA, which is a “non-GAAP financial measure,” which is a measure of the Company’s historical or future performance that is different from measures calculated and presented in accordance with GAAP that Great Wolf Resorts believes is useful to investors.  The following discussion defines Adjusted EBITDA and presents the reasons the Company believes it is a useful measure of the Company’s performance.  Great Wolf Resorts defines Adjusted EBITDA as net income (loss) plus (a) interest expense, net, (b) income taxes, (c) depreciation and amortization, (d) non-cash employee and director compensation, (e) costs associated with early extinguishment of debt or postponement of capital markets offerings, (f) opening costs of projects under development, (g) equity in earnings (loss) of unconsolidated related parties, (h) gain or loss on disposition of property or investments, (i) separation payments to senior executives, (j) environmental liability costs, (k) asset impairment charges, (l) non-controlling interests, (m) acquisition-related expenses, and (n) other unusual or non-recurring items.  Adjusted EBITDA as calculated by the Company is not necessarily comparable to similarly titled measures by other companies.  In addition, Adjusted EBITDA (a) does not represent net income or cash flows from operations as defined by GAAP, (b) is not necessarily indicative of cash available to fund the Company’s cash flow needs, and (c) should not be considered as an alternative to net income, operating income, cash flows from operating activities or the Company’s other financial information as determined under GAAP.

Management uses Adjusted EBITDA: (i) as a measurement of operating performance because it assists in comparing the Company's operating performance on a consistent basis by removing the impact of items directly resulting from the Company's asset base (primarily depreciation and amortization) from its operating results; (ii) for planning purposes, including the preparation of the Company's annual operating budget; (iii) as a valuation measure for evaluating the Company's operating performance and its capacity to incur and service debt, fund capital expenditures and expand its business; and (iv) as one measure in determining the value of other acquisitions and dispositions.

Adjusted EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.  The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure its ability to incur and service debt, make capital expenditures and meet working capital requirements.  The Company believes Adjusted EBITDA is useful to an investor in evaluating the Company's operating performance because: (i) a significant portion of the Company's assets consists of property and equipment that are depreciated over their remaining useful lives in accordance with GAAP; (ii) it is widely used in the hospitality and entertainment industries to measure operating performance without regard to items such as depreciation and amortization; and (iii) the Company believes it helps investors meaningfully evaluate and compare the results of the Company's operations from period to period by removing the impact of items directly resulting from its asset base (primarily depreciation and amortization) from the Company's operating results.  Adjusted EBITDA is a measure commonly used in the Company's industry, and the Company presents EBITDA to enhance investors' understanding of its operating performance.  The Company uses Adjusted EBITDA as one criterion for evaluating its performance relative to that of its peers.  The compensation committee of the Company's board of directors determines the annual variable compensation for certain members of the Company's management based in part on Adjusted EBITDA.

The Company also believes Adjusted EBITDA is a useful performance measure because it also eliminates a number of non-cash items and other items that do not reflect the Company's core operating performance on a consolidated basis, which allows investors to more easily compare the Company's performance over various reporting periods on a consistent basis.  Although the Company believes that Adjusted EBITDA can make an evaluation of the Company's operating performance more consistent because it removes items that do not reflect its core operations, other companies in the hospitality industry may define Adjusted EBITDA differently than the Company does. As a result, it may be difficult to compare the performance of other companies to the Company's performance by using Adjusted EBITDA or similarly named non-GAAP measures that other companies may use.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by the Private Securities Litigation Act of 1995.  All statements, other than statements of historical facts, including, among others, statements regarding the Company’s future financial results or position, business strategy, projected levels of growth, projected costs and projected financing needs, are forward-looking statements.  Those statements include statements regarding the intent, belief or current expectations of Great Wolf Resorts, Inc. and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “might,” “will,” “could,” “plan,” “objective,” “predict,” “project,” “potential,” “continue,” “ongoing,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions.  Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements.  Many of these factors are beyond the Company's ability to control or predict.  Such factors include, but are not limited to, competition in the Company’s markets, changes in family vacation patterns and consumer spending habits, regional or national economic downturns, the Company’s ability to attract a significant number of guests from its target markets, economic conditions in its target markets, the impact of fuel costs and other operating costs, the Company’s ability to develop new resorts in desirable markets or further develop existing resorts on a timely and cost efficient basis, the Company's ability to manage growth, including the expansion of the Company’s infrastructure and systems necessary to support growth, the Company’s ability to manage cash and obtain additional cash required for growth, the general tightening in the U.S. lending markets, potential accidents or injuries at its resorts, decreases in travel due to pandemic or other widespread illness, its ability to achieve or sustain profitability, downturns in its industry segment and extreme weather conditions, reductions in the availability of credit to indoor waterpark resorts generally or to the Company and its subsidiaries, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the Company's insurance coverage, the Company's ability to protect its intellectual property, trade secrets and the value of its brands, current and possible future legal restrictions and requirements.  A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.  Great Wolf Resorts cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations.  All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by these cautionary statements.  Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.  Past financial or operating performance is not necessarily a reliable indicator of future performance and investors should not use the Company’s historical performance to anticipate results or future period trends.

About Great Wolf Resorts, Inc.

Great Wolf Resorts, Inc.® (NASDAQ: WOLF), Madison, Wis., is North America’s largest family of indoor waterpark resorts, and, through its subsidiaries and affiliates, owns, licenses  and/or operates its family resorts under the Great Wolf Lodge® and Blue Harbor Resort™ brands. Great Wolf Resorts is a fully integrated resort company with Great Wolf Lodge locations in: Wisconsin Dells, Wis.; Sandusky, Ohio; Traverse City, Mich.; Kansas City, Kan.; Williamsburg, Va.; the Pocono Mountains, Pa.; Niagara Falls, Ontario; Mason, Ohio; Grapevine, Texas; Grand Mound, Wash.; and Concord, N.C.; and Blue Harbor Resort & Conference Center in Sheboygan, Wis.

The Company’s resorts are family-oriented destination facilities that generally feature 300 to 600 rooms and a large indoor entertainment area measuring 40,000 to 100,000 square feet.  The all-suite properties offer a variety of room styles, arcade/game rooms, fitness rooms, themed restaurants, spas, supervised children’s activities and other amenities.  The Company’s consolidated subsidiary, Creative Kingdoms, LLC, is a developer and operator of technology-based, interactive quest adventure experiences such as MagiQuest®.

Additional information may be found on the Company’s Web site at www.greatwolf.com.

Great Wolf Resorts, Inc.
Condensed Consolidated Statements of Operations
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2009

Revenues:
Rooms	$34,901	$31,882	$163,708	$154,751
Food and beverage	10,298	9,559	45,869	42,643
Other	11,194	7,919	45,317	38,377
Management and other fees	2,249	1,710	7,240	6,963
	58,642	51,070	262,134	242,734
Other revenue from managed properties	5,339	5,203	22,072	21,298
Total revenues	63,981	56,273	284,206	264,032

Operating expenses:
Resort departmental expenses	22,568	20,357	94,035	87,790
Selling, general and administrative	16,549	14,117	65,702	58,544
Property operating costs	8,533	8,124	34,507	32,189
Opening costs for projects under development	-	19	156	6,877
Non-cash employee and director compensation	1,059	311	2,665	1,138
Environmental liability costs	(24)	4	(1,292)	26
Depreciation and amortization	13,531	14,026	54,969	56,378
Debt extinguishment costs	-	-	3,498	-
Acquisition-related expenses	99	-	396	-
Loss on disposition of property	(1)	53	18	255
Asset impairment loss	18,741	-	18,741	24,000
	81,055	57,011	273,395	267,197
Other expenses from managed properties	5,339	5,203	22,072	21,298
Total operating expenses	86,394	62,214	295,467	288,495

Operating (loss) income	(22,413)	(5,941)	(11,261)	(24,463)

Gain on sale of investment	-	-	-	(962)
Investment income	(256)	(300)	(1,088)	(1,330)
Interest income	(57)	(175)	(549)	(642)
Interest expense	12,299	9,357	46,270	34,072

Loss before equity in loss of unconsolidated affiliates and income taxes	(34,399)	(14,823)	(55,894)	(55,601)

Income tax (benefit) expense	(5,869)	(5,940)	(5,452)	440
Equity in loss of unconsolidated affiliates, net of tax	645	1,319	576	2,435

Net loss	(29,175)	(10,202)	(51,018)	(58,476)

Net loss attributable to noncontrolling interest, net of tax	16	-	(9)	-

Net loss attributable to Great Wolf Resorts, Inc.	$(29,191)	$(10,202)	$(51,009)	$(58,476)

Net loss per share:
Basic	$(0.94)	$(0.33)	$(1.65)	$(1.90)
Diluted	$(0.94)	$(0.33)	$(1.65)	$(1.90)

Weighted average common shares outstanding:
Basic	31,078	30,780	30,988	30,749
Diluted	31,078	30,780	30,988	30,749

Great Wolf Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2009

Net loss attributable to Great Wolf Resorts, Inc.	$(29,191)	$(10,202)	$(51,009)	$(58,476)

Adjustments:
Opening costs for projects under development	-	19	156	6,877
Non-cash employee and director compensation	1,059	311	2,665	1,138
Separation payments	-	-	-	467
Environmental liability costs	(24)	4	(1,292)	26
Depreciation and amortization	13,531	14,026	54,969	56,378
Debt extinguishment and other offering costs	-	-	3,498	-
Acquisition-related expenses	99	-	396	-
(Gain) loss on disposition of property	(1)	53	18	255
Asset impairment loss	18,741	-	18,741	24,000
Gain on sale of investment	-	-	-	(962)
Interest expense, net	12,242	9,182	45,721	33,430
Income tax (benefit) expense	(5,869)	(5,940)	(5,452)	440
Equity in loss of unconsolidated affiliates, net of tax	645	1,319	576	2,435
Noncontrolling interest, net of tax	16	-	(9)	-

Adjusted EBITDA (1)	$11,248	$8,772	$68,978	$66,008

Great Wolf Resorts, Inc.
Operating Statistics - Great Wolf Lodge Resorts

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Great Wolf Lodge Brand Properties - All
Occupancy	50.3%	47.3%	59.7%	59.8%
ADR	$250.49	$240.58	$252.30	$244.79
RevPAR	$125.97	$113.72	$150.60	$146.38
Total RevPOR	$388.94	$377.83	$387.83	$376.93
Total RevPAR	$195.59	$178.60	$231.50	$225.40

Great Wolf Lodge Brand Properties - Same Store (2)
Occupancy	50.3%	47.3%	60.5%	60.4%
ADR	$250.49	$240.58	$252.47	$244.66
RevPAR	$125.97	$113.72	$152.80	$147.66
Total RevPOR	$388.94	$377.83	$388.32	$376.57
Total RevPAR	$195.59	$178.60	$235.01	$227.28

Great Wolf Lodge Brand Properties - Consolidated (3)
Occupancy	50.6%	48.5%	59.3%	59.6%
ADR	$264.20	$252.86	$264.78	$260.00
RevPAR	$133.73	$122.55	$156.96	$155.07
Total RevPOR	$402.57	$389.79	$400.29	$393.68
Total RevPAR	$203.77	$188.91	$237.30	$234.79

Great Wolf Lodge Brand Properties - Consolidated - Same Store
Occupancy	50.6%	48.5%	60.5%	60.5%
ADR	$264.20	$252.86	$266.87	$261.49
RevPAR	$133.73	$122.55	$161.51	$158.20
Total RevPOR	$402.57	$389.79	$402.88	$394.99
Total RevPAR	$203.77	$188.91	$243.83	$238.98

Great Wolf Lodge Brand - Generation I Resorts - Same Store (4)
Occupancy	40.5%	38.0%	52.7%	52.7%
ADR	$193.67	$186.01	$198.56	$191.45
RevPAR	$78.43	$70.65	$104.70	$100.92
Total RevPOR	$298.87	$289.30	$300.42	$288.87
Total RevPAR	$121.03	$109.87	$158.42	$152.28

Great Wolf Lodge Brand - Generation II Resorts - Same Store (5)
Occupancy	54.0%	50.8%	63.9%	63.7%
ADR	$266.50	$255.93	$271.86	$263.95
RevPAR	$143.82	$129.93	$173.76	$168.14
Total RevPOR	$414.32	$402.75	$419.92	$408.36
Total RevPAR	$223.60	$204.46	$268.39	$260.14

Great Wolf Lodge Brand - Properties Securing First Mortgage Notes (6)
Occupancy	49.6%	47.2%	58.3%	59.2%
ADR	$263.18	$250.52	$266.35	$259.26
RevPAR	$130.52	$118.28	$155.38	$153.60
Total RevPOR	$407.51	$394.60	$407.93	$398.18
Total RevPAR	$202.10	$186.31	$237.97	$235.91

The company defines its operating statistics as follows:

Occupancy is calculated by dividing total occupied rooms by total available rooms.
Average daily rate (ADR) is the average daily room rate charged and is calculated by dividing total rooms revenue by total occupied rooms.
Revenue per available room (RevPAR) is the product of (a) occupancy and (b) ADR.
Total revenue per occupied room (Total RevPOR) is calculated by dividing total resort revenue (including revenue from rooms, food and beverage, and other amenities) by total occupied rooms.
Total revenue per available room (Total RevPAR) is the product of (a) occupancy and (b) Total RevPOR.

Great Wolf Resorts, Inc.
Reconciliations of Outlook Financial Information (7)
(in thousands, except per share amounts)

	Three Months Ending January 31, 2011	Year Ending December 31, 2011

Net loss	$(9,400)	$(33,800)

Adjustments:
Non-cash employee and director compensation	800	3,300
Depreciation and amortization	13,400	54,300
Interest expense, net	12,200	49,200
Equity in loss in unconsolidated affiliates	(200)	(300)
Income tax expense	200	800

Adjusted EBITDA (1)	$17,000	$73,500

Net loss per share:
Basic	$(0.30)	$(1.06)
Diluted	$(0.30)	$(1.06)

Weighted average shares outstanding:
Basic	31,500	32,000
Diluted	31,500	32,000

(1)	See discussion of Adjusted EBITDA located in the "Non-GAAP Financial Measure" section of this press release.

(2)	Same store properties comparison includes Great Wolf Lodge resorts that were open for the full periods with a comparable number of available rooms in both 2010 and 2009.

(3)
Consolidated properties comparison includes Great Wolf Lodge resorts that are consolidated for financial reporting purposes (that is, the company's Traverse City, Kansas City, Williamsburg, Pocono Mountains, Mason, Grapevine and Concord resorts).

(4)	Generation I properties same store comparison includes only Great Wolf Lodge resorts of approximately 300 rooms or less that were open for the same periods in 2010 and 2009.

(5)
Generation II properties same store comparison includes only Great Wolf Lodge resorts of approximately 400 rooms or more that were open for the same periods with a comparable number of available rooms in 2010 and 2009.

(6)	The properties securing First Mortgage Notes are the company's Williamsburg, Mason and Grapevine resorts.
(7)	The company's outlook reconciliations use the mid-points of its estimates of Adjusted EBITDA.